THIRD AMENDMENT
                                      TO
                             AMENDED AND RESTATED
                          LOAN AND SECURITY AGREEMENT


      THIS THIRD AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Amendment") is entered into as of January 25, 1995 between ELXSI, a California corporation ("Borrower"), and BANK OF AMERICA ILLINOIS (formerly Continental Bank N.A.) ("Lender").

                             W I T N E S S E T H:

      WHEREAS, Borrower and Lender are parties to an Amended and Restated Loan and Security Agreement dated as of October 30, 1992 (as heretofore amended, the "Loan Agreement"); and

      WHEREAS, Borrower desires Lender to amend the Loan Agreement in certain respects.

      NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

      SECTION 1.  DEFINED TERMS.

      Terms defined in the Loan Agreement and not otherwise defined herein are used herein as therein defined.

      SECTION 2.  AMENDMENTS TO LOAN AGREEMENT.

      2.1. The definition of "Revolving Credit Amount" in Section 1.1 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

                  "Revolving Credit Amount" means, from and after January 25, 1995, $12,580,000, as adjusted after such date pursuant to this Agreement, including pursuant to Sections 2.1.3 and 2.1.4.

      2.2. Section 5.13 of the Loan Agreement is hereby amended by (i) deleting the word "and" prior to clause (d) of the proviso to the first sentence of such Section, (ii) adding the following at the end of such first sentence 11; and (e) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, in January, 1995 Borrower may pay to Parent dividends in an aggregate amount not to exceed $1,224,000, the proceeds of which will be used by Parent solely to purchase 240,000 shares of its common stock from Morgens Waterfall Vintaidis & Co. (and/or one or more entities affiliated therewith) and
(iii) deleting the words "clause (a), (b) or (c)" from the last sentence of such Section and inserting the words "clause (a), (b), or (c) or (d)" in lieu thereof.



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      SECTION 3.  CONDITIONS PRECEDENT.

      The amendment to the Loan Agreement set forth in Section 2 of this Amendment shall become effective on such date (the "Effective Date") when the following conditions precedent have been satisfied:

      3.1. Receipt of Documents. Lender shall have received all of the following, each duly executed and dated the date hereof, in form and substance satisfactory to Lender:

            (a) Amendment. An original of this Amendment duly executed by Borrower.

            (b) Certificate. A certificate, dated the date hereof and signed by the President or a Vice President of Borrower, as to the matters set forth in Section 3.2.

            (c) Opinion. An opinion of Dechert Price & Rhoads, counsel to Borrower, in form and substance satisfactory to Lender.

            (d) Other. Such other documents as Lender may reasonably request.

      3.2. Warranties True and Absence of Defaults. (i) No Event of Default or Unmatured Event of Default shall have occurred and shall be continuing as of the Effective Date (after giving effect to this Amendment) and (ii) the warranties of Borrower contained in Section 4 of the Loan Agreement shall be true and correct as of the Effective Date, with the same effect as though made on such date (except (x) to the extent changed by circumstances permitted by the Loan Agreement, and (y) for such warranties which relate solely to an earlier date and were true and correct on and as of such date).

      3.3. Fee. Lender shall have received from Borrower a non-refundable amendment fee of $25,000.

      SECTION 4.  MISCELLANEOUS.

      4.1. Warranties True and Absence of Defaults. In order to induce Lender to enter into this Amendment, Borrower hereby warrants to Lender that, as of the date hereof and the Effective
Date:

            (a) The warranties of Borrower contained in Section 4 of the Loan Agreement are true and correct as of the date hereof and the Effective Date (after giving effect to this Amendment) with the same effect as though made on each such date (except (x) to the extent changed by circumstances permitted by the Loan Agreement and (y)

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            for such warranties which relate solely to a specific earlier date and were true and correct as of such date).

            (b) No Event of Default or Unmatured Event of Default exists as of each such date.

      4.2. Expenses. Borrower agrees to pay on demand all costs and expenses of Lender (including the reasonable fees, charges and expenses of counsel for Lender) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. In addition, Borrower agrees to pay, and save Lender harmless from all liability for, any documentary, stamp or other similar taxes which may be payable in connection with the execution or delivery of this Amendment, the borrowings under the Loan Agreement, as amended hereby, and the execution and delivery of any instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided in this Section
4.2 shall survive any termination of this Amendment or the Loan Agreement as amended hereby.

      4.3. Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois.

      4.4. Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

      4.5. Reference to Loan Agreement. Except as amended hereby, the Loan Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. On and after the effectiveness of the amendment to the Loan Agreement accomplished hereby, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference to the Loan Agreement in any Note and in any Related Agreement, or other agreements, documents or instruments executed and delivered pursuant to the Loan Agreement, shall be deemed a reference to the Loan Agreement, as amended hereby.

      4.6. Successors. This Amendment shall be binding upon the parties hereto and their successors and permitted assigns.


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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date and year first above written.


                                       ELXSI



                                       By: ____________________________
                                       Title:  ________________________



                                       BANK OF AMERICA ILLINOIS
                                       (formerly Continental Bank N.A.)



                                       By: ____________________________
                                       Title:  ________________________


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